                                                     Registration No. 333-______

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------

                                  FIRST BANCORP
             (Exact name of registrant, as specified in its charter)

        North Carolina                                           56-1421916
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

             341 North Main Street, Troy, North Carolina 27371-0508
                    (Address of principal executive offices)

                              ---------------------

                                  FIRST BANCORP
                             1994 STOCK OPTION PLAN
                            (Full title of the plan)

                              ---------------------

                                 James H. Garner
                      President and Chief Executive Officer
                              341 North Main Street
                           Troy, North Carolina 27371
                     (Name and address of agent for service)

                                 (910) 576-6171
          (Telephone number, including area code, of agent for service)

                              ---------------------

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                         Proposed maximum       Proposed maximum        Amount of
         Title of securities           Amount to be     offering price per     aggregate offering     registration
          to be registered              registered             unit                   price                fee
-------------------------------------- -------------- ----------------------- ---------------------- ----------------
Common Stock, no par value              150,000 (1)        $19.4375 (2)          $2,915,625 (2)          $728.91
(including options under the First
Bancorp 1994 Stock Option Plan)
=====================================================================================================================

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also relates to an indeterminate number of additional shares of common stock issuable with respect to the shares registered hereunder in the event of a stock split, stock dividend or other similar transaction.

(2) In accordance with Rule 457(h)(1) of Regulation C, the price for the shares is computed on the basis of the average high and low prices for Common Shares on April 5, 2001 as reported on the NASDAQ National Market System.

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

                           INCORPORATION BY REFERENCE

         This registration statement registers 150,000 additional shares of common stock of First Bancorp under the First Bancorp 1994 Stock Option Plan, for which shares have previously been registered on Form S-8 (Registration No. 033-82542), as amended, (the "Prior Registration Statement"). The contents of the Prior Registration Statement are hereby incorporated by reference.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 55-2-02 of the North Carolina Business Corporation Act (the "Business Corporation Act") enables a corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of a director for monetary damages for breach of duty as a director. No such provision is effective to eliminate or limit a director's liability for
(i) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation,
(ii) improper distributions as described in Section 55-8-33 of the Business Corporation Act, (iii) any transaction from which the director derived an improper personal benefit or (iv) acts or omissions occurring prior to the date the exculpatory provision became effective. The Registrant's articles of incorporation limit the personal liability of its directors to the fullest extent permitted by the Business Corporation Act.

         Sections 55-8-50 through 55-8-58 of the Business Corporation Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative because of the fact that such person was or is a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, employee or agent
(i) conducted himself in good faith, (ii) reasonably believed (1) that any action taken in his official capacity with the corporation was in the best interests of the corporation or (2) that in all other cases his conduct was not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55 of the Business Corporation Act. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which a director was adjudged liable to the corporation or in connection with any other proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

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

         In addition to, and notwithstanding the conditions of and limitations on, the indemnification described above under the statutory scheme, Section 55-8-57 of the Business Corporation Act permits a corporation to indemnify, or agree to indemnify, any of its directors, officers, employees or agents against liability and expenses (including counsel fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The Registrant's bylaws provide for indemnification to the fullest extent permitted under the Business Corporation Act, and the Registrant has separate indemnification agreements with various current and past directors and officers.

         Because of its agreements to indemnify, the Registrant may indemnify its directors, officers, employees and agents in accordance with either the statutory or nonstatutory standard. Sections 55-8-52 and 55-8-56 of the Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was, or was threatened to be, made a party because he is or was a director or officer of the corporation. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56 of the Business Corporation Act.

         Additionally, Section 55-8-57 of the Business Corporation Act authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the Business Corporation Act to indemnify that person. The Registrant has purchased and maintains such insurance.


                                    EXHIBITS

Exhibit Number                        Description
--------------                        -----------
      5                Opinion of Robinson, Bradshaw & Hinson, P.A.
     23.1              Consent of Robinson, Bradshaw & Hinson, P.A. (contained
                       in Exhibit 5)
     23.2              Consent of KPMG LLP

                                   SIGNATURES

         Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of North Carolina on the 30th day of January, 2001.

                                      First Bancorp

                                      By:  /s/ James H. Garner
                                           -------------------
                                           James H. Garner,
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

         Each of the undersigned hereby constitutes and appoints James H. Garner, Anna G. Hollers and Eric P. Credle, and each of them, with full power to act without the other and with full power of substitution and resubstitution, his true and lawful attorneys-in-fact and agents, for him and in his name, place, and stead, in any and all capacities, to sign on his behalf any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and any related registration statement (and any amendments thereto) filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully as to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that such attorneys-in-fact or agents, or any of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities indicated on the 30th day of January, 2001.


/s/ James H. Garner                   /s/ Eric P. Credle
-------------------                   ------------------
James H. Garner                       Eric P. Credle
President, Chief Executive Officer    Vice President and Chief Financial Officer
and Director                          (Principal Financial Officer and Principal
(Principal Executive Officer)         Accounting Officer)

/s/ Jack D. Briggs                    /s/ Edward T. Taws
------------------                    ------------------
Jack D. Briggs                        Edward T. Taws
Chairman of the Board                 Director
Director

/s/ David L. Burns
------------------                    -------------------
David L. Burns                        Frederick H. Taylor
Director                              Director

/s/ Jesse S. Capel                    /s/ Goldie H. Wallace
 -----------------                    ---------------------
Jesse S. Capel                        Goldie H. Wallace
Director                              Director

/s/ George R. Perkins, Jr.
--------------------------            ------------------
George R. Perkins, Jr.                A. Jordan Washburn
Director                              Director

/s/ G.T. Rabe, Jr.                    /s/ John C. Willis
------------------                    ------------------
G.T. Rabe, Jr.                        John C. Willis
Director                              Director

/s/ H. David Bruton, M.D.             /s/ John F. Burns
-------------------------             -----------------
H. David Bruton, M.D.                 John F. Burns
Director                              Director

/s/ Felton J. Capel                   /s/ William E. Samuels
-------------------                   ----------------------
Felton J. Capel                       William E. Samuels
Director                              Director

/s/ Frank G. Hardister                /s/ Thomas F. Phillips
----------------------                ----------------------
Frank G. Hardister                    Thomas F. Phillips
Director                              Director

/s/ Virginia C. Thomasson
-------------------------
Virginia C. Thomasson
Director